CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Sphere 500 Climate Fund, a series of North Square Investments Trust, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

March 5, 2024